Exhibit 99.5

STANDALONE FINANCIAL STATEMENTS

DDC CATV NETWORK PRIVATE LIMITED

For the year ended 31 March 2020

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
of DDC CATV Network Private Limited.:

Report on the Special Purpose standalone IFRS Financial Statements

We have audited the accompanying special purpose standalone financial statements of DDC CATV NETWORK PRIVATE LIMITED (“the Company”), which comprise the Statement of Financial Position as at 31st March, 2020, the Statement of Profit and Loss and Other Comprehensive Income, the Statement of changes in Equity and the Statement of Cash Flow for the year then ended (hereinafter stated as ‘Special Purpose Financial Statements’), and a summary of the significant accounting policies and other explanatory information in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Management’s Responsibility for the Special Purpose Financial Statements

Management is responsible for the preparation of these special purpose standalone financial statements in accordance with recognition and measurement principles of International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS.

This responsibility also includes maintenance of adequate accounting records in accordance with the generally accepted accounting principles in India for safeguarding the assets of the Company and for preventing and detecting frauds and other irregularities; selection and application of appropriate accounting policies; making judgments and estimates that are reasonable and prudent; and design, implementation and maintenance of adequate internal financial controls, that were operating effectively for ensuring the accuracy and completeness of the accounting records, relevant to the preparation and presentation of the financial statements that give a true and fair view and are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these special purpose standalone financial statements based on our audit.

We conducted our audit of the special purpose financial statements in accordance with the Standards on Auditing prescribed by the Institute of Chartered Accountant of India (ICAI). Those Standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and the disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal financial control relevant to the Company’s preparation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on whether the Company has in place an adequate internal financial control system over financial reporting and the operating effectiveness of such controls. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of the accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion on the special purpose standalone financial statements.

Opinion

In our opinion and to the best of our information and according to the explanations given to us, the aforesaid special purpose standalone financial statements of the Company, for the year ended 31st March, 2020 are prepared, in all material respects, in accordance with the basis of preparation set out in note 1 to the Special Purpose Standalone Financial Statements.

Basis of Accounting and Restriction on Distribution and Use

We draw attention to Note 1 to the Special Purpose Standalone Financial Statements, which describes the basis of accounting. These special purpose financial statements for the year ended March 31, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS) for submitting with the U.S. Securities and Exchange Commission (SEC) for the purpose of S-X of the Regulations. As a result, the Special Purpose Financial Statements may not be suitable for any other purpose. Our report on these Special Purpose Financial Statements is not to be distributed or used for the purpose other than specified above.

For Kalpesh Patel & Co.

Chartered Accountants

Firm’s Registration No. 116706W

Kalpesh Patel

Proprietor

Membership No. 101532

UDIN 20101532AAAACI8722

Date 18.08.2020

Mumbai

DDC CATV NETWORK PRIVATE LIMITED
STANDALONE STATEMENT OF FINANCIAL POSITION
As of 31 March 2020

	Note No.	2020 (US$)	2019 (US$)	2018 (US$)
ASSETS
Current assets
Cash and cash equivalents		$40,579	$23,924	$26,119
Other financial assets		49,688	51,281	44,253
Trade receivables	8	390,151	358,472	328,794
Other current assets	9	139,491	328,345	437,626
Total current assets		619,909	762,022	836,792

Non-current assets
Property and equipment, net	10	1,349,018	1,558,375	1,841,163
Intangible assets, net	11	471	640	885
Other non-current assets		16,472	26,466	—
Deferred tax assets	7	52,787	53,037	37,127
Total non-current assets		1,418,748	1,638,518	1,879,175
Total assets		$2,038,657	$2,400,540	$2,715,967

LIABILITIES AND EQUITY
Current Liabilities
Borrowings	12	$1,575,826	$1,817,544	$2,071,452
Trade payables	13	215,257	297,368	459,527
Other financial liabilities	14	1,195	431	1,614
Security deposits payable		59,807	102,568	108,721
Other current liabilities	15	34,987	56,705	46,654
Current tax liability	7	18,089	33,937	36,272
Total current liabilities		1,905,161	2,308,553	2,724,240

Non-current liabilities
Deferred tax liability	7	55,166	31,325	—
Total non-current liabilities		55,166	31,325	—
Total liabilities		1,960,327	2,339,878	2,724,240

Commitments and contingencies	16

EQUITY
Equity share capital	17	1,537	1,537	1,537
Other equity	17	76,792	59,124	(9,810)
Total equity		78,328	60,661	(8,273)
Total liabilities and equity		$2,038,657	$2,400,540	$2,715,967

The accompanying notes are an integral part of these consolidated financial statements

DDC CATV NETWORK PRIVATE LIMITED
STANDALONE statement of PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
For the year ended 31 March 2020

	Note No.	2020 (US$)	2019 (US$)
Revenues:
Operating revenue	3	$1,778,508	$1,596,735
Other operating income	4	—	1,876
Total revenues		1,778,508	1,598,611

Other income
Other income		—	—
Total income		1,778,508	1,598,611

Expenses:
Operating expenses	5	1,518,236	1,247,282
Depreciation	10	297,517	357,113
Amortization	10	169	245
Total expenses		1,815,923	1,604,639
Finance income	6	446	501
Finance costs	6	3,322	21,444
Loss before income tax		(40,291)	(26,971)
Income tax expense	7	22,399	(6,749)
Net income after tax available to common shareholders		$(62,690)	$(20,222)

Other comprehensive loss

Items that may be reclassified subsequently to income
Foreign currency translation reserves of subsidiaries, net of tax		80,358	89,156
Total comprehensive income for the period		$17,668	$68,935
Basic income per share of common stock	18	$(6.27)	$(2.02)
Basic weighted average number of shares outstanding		10,000	10,000
Diluted income per share of common stock	18	$(6.27)	$(2.02)
Diluted weighted average number of shares outstanding		10,000	10,000

The accompanying notes are an integral part of these consolidated financial statements.

DDC CATV NETWORK PRIVATE LIMITED

STANALONE STATEMENT OF CHANGES IN EQUITY

For the year ended 31 March 2020

	Shares (Nos.)	Share capital	Accumulated foreign translation adjustment	Retained earnings	Total equity
Balance as at 1 April 2018	10,000	$1,537	$—	$(9,810)	$(8,273)
Net income	—	—	—	(20,222)	(20,222)
Translation adjustment, net of tax	—	—	89,157	—	89,157
Total comprehensive income (loss)	—	—	89,157	(30,032)	60,661
Issuance of shares	—	—	—	—	—
Balance at 31 March 2019	10,000	$1,537	$89,157	$(30,032)	$60,661
Net income	—	—	—	(62,690)	(62,690)
Translation adjustment, net of tax	—	—	80,358	—	80,358
Total comprehensive income (loss)	—	—	80,358	(62,690)	17,668
Issuance of shares	—	—	—	—	—
Balance at 31 March 2020	10,000	$1,537	$169,514	$(92,723)	$78,328

The accompanying notes are an integral part of these consolidated financial statements.

DDC CATV NETWORK PRIVATE LIMITED

statement of CASH FLOWS

For the year ended 31 March 2020

	2020 (US$)	2019 (US$)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income after tax available to common shareholders	$(62,690)	$(20,222)
Adjustment to reconcile net income to net cash used in operating activities:
Deferred tax expense	(4,043)	(18,204)
Depreciation on PPE	297,517	357,113
Amortization of intangible assets	169	245
Sundry balance written off	107,538	—
Finance costs	3,322	21,444
Interest income	(446)	(501)
Change in operating assets and liabilities:
Trade receivables	(62,683)	(50,570)
Other financial assets	5,962	(36,150)
Other assets	154,232	(100,182)
Trade payable	62,851	131,883
Other financial liabilities	(844)	1,073
Other current liabilities	36,978	(839)
Current tax liability	19,206	19,495
Net cash used in operating activities	601,917	464,428

CASH FLOWS FROM INVESTING ACTIVITIES
Purchased of property, plant and equipment	(88,160)	(74,324)
Interest received on fixed deposits	446	501
Net cash provided by investing activities	(87,714)	(73,823)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term borrowings	—	20,669
Repayment of short term borrowings (net)	(108,604)	(140,509)
Interest paid on borrowings	(3,322)	(21,443)
Net cash used in financing activities	(111,927)	(141,284)

Net increase in cash and cash equivalents	402,276	249,320
CASH AND CASH EQUIVALENTS – beginning of period	23,924	26,119
Effects of exchange rate changes on cash and cash equivalents	(385,621)	(251,515)
CASH AND CASH EQUIVALENTS – end of period	$40,579	$23,924

The accompanying notes are an integral part of these consolidated financial statements.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations

DDC CTAV Network Private Limited (the ‘Company’) is domiciled in India and incorporated on 20th November, 2013 with the main object of carrying on the business of providing services relating to Cable TV operator as MSO. The Company provides services to LCO in the form of subscription of set top box and activation fees. The Company also provides the services of many type of services to the various broadcaster in the form of placement fees, fiber lease, lease line etc. The Company has their branch offices in various state of India like Delhi, Uttar Pradesh, Jarkhand etc.

The Company’s registered office is at Office No. 2, First Floor, Local Shopping Centre, Uday Park, New Delhi – 110049.

The Company and its promoters has entered in to definitive, irrevocable share purchase agreement with the Lytus Technologies Holding Private Limited, the Company registered at British Virgin Island, USA & its Nominee employee (Collectively referred as “Lytus BVI) from 31 March 2020, that it shall subject to fulfillment of the condition precedent specified in Clause 4 of the said agreement sale 51% of the equity shares against agreed Sale Share Consideration.

The control is assumed as on 31 March 2020 and from this date, this company becomes the Subsidiary of Lytus BVI.

Basis of preparation

These standalone financial statements for the year ended 31 March 2020, are the Company’s special purpose first financial statements prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

For all period up to and including the year ended March 31, 2020, the Company has prepared its financial statements in accordance with generally accepted accounting principles in India (Indian GAAP). These special purpose financial statements for the year ended March 31, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS) for submitting with the U.S. Securities and Exchange Commission for the purpose of under Rule 3-05 of Regulation S-X.

The accounting policies used for the preparation of these standalone financial statements are based upon the application of IFRS 1.D16, which results in assets liabilities being measured at the carrying amount required by IFRS 1 based on the Company’s date of transition. Since the Company required to prepared financial statement as per Indian GAAP for the purpose of IFRS financial the date of transition is considered as April 1, 2018.

The Company has prepared the opening financial position as per IFRS as at April 1, 2018 (the transition date) by recognizing all assets and liabilities whose recognition is required by IFRS, not recognizing items of assets or liabilities which are not permitted by IFRS, by reclassifying certain items from Previous GAAP to IFRS as required under the IFRS, and applying IFRS in the measurement of recognized assets and liabilities. The accounting policies that the Company has used in its opening IFRS financials may have differed from those that it used for its previous GAAP. The resulting adjustments arising from events and transactions occurring before the date of transition to IFRS has been recognized directly in retained earnings at the date of transition.

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended 31 March 2020, the comparative information presented in these financial statements for the year ended 31 March 2019 and in the preparation of an opening IFRS balance sheet at 1 April 2018 (the date of transition).

The functional and reporting currency of the Company is “INR”, however for submitting to SEC the financials has been reported in “USD” with all the conversion difference from INR to USD is considered as “Accumulated foreign translation adjustment and accounted in equity and all amounts, are rounded with two decimals, unless otherwise stated. The financial statements have been prepared under the historical cost convention.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Critical accounting estimates

The preparation of the standalone financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements, are disclosed in note 2.

New, revised or amended Accounting Standards and Interpretations adopted for fiscal period ended 31 March 2020

In January 2016, International Accounting Standards Board issued the final version of IFRS 16, Leases, which is effective for annual reporting periods beginning on or after 1 January 2019. IFRS 16 has replaced IAS 17 Leases, and its related interpretations. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. It introduces a single, on-balance sheet lease accounting model for lessees.

The Company has adopted IFRS 16, effective for the annual reporting period beginning 1 April 2019, however there are no lease transactions which required application of IFRS 16 and accordingly there is no impact on retained earnings or any other assets or liabilities.

The Company has also adopted IFRS 15, Revenue from Contracts with Customers and IFRS 9 Financial Instruments (2014), which became mandatorily effective for financial years beginning on or after 1 January 2018.

The nature and effect of the changes arising from these standards are summarized below.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 replaces IAS 18 and covers contracts for goods and services. IFRS 15 is based on the principle that revenue is recognized when control of a good or service transfers to a customer; so the notion of control replaces the existing notion of risks and rewards.

The Company has adopted IFRS 15 from 1 April 2019, using a modified retrospective approach. Under this approach, transitional adjustments are recognized in retained earnings as of 1 April 2019 (the date of initial application), without restating the comparative period.

Under IFRS 15, the Company must evaluate the separability of the promised goods or services based on whether they are ‘distinct’. A promised good or service is ‘distinct’ if both:

●	the customer benefits from the item either on its own or together with other readily available resources: and

●	it is ‘separately identifiable’ form other promise in the contracts (i.e. the Company does not provide significant service integrating, modifying or customizing it).

While this represents significant new guidance, the implementation of this new guidance did not have a significant impact on the timing or amount of revenue recognized during the period. No adjustments were required to account for the impact of IFRS 15 on initial adoption.

IFRIC 23 — Uncertainty over Income Tax treatments

The International Accounting Standard Board clarifies the accounting for uncertainties in income taxes. The interpretation is to be applied to the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, when there is uncertainty over income tax treatment under IAS 12. The adoption of IFRIC 23 did not any impact on standalone financial statement of the Company.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

India taxes are based on the Income Tax Act, 1961 (the Act) and the rules under the Income Tax Rules, 1962. The Act also provides for anti-avoidance rules at various places. The taxpayer is required to self-assess his tax position and file his tax return. The filed tax return is then subject to review and examination by the Indian tax authorities.

This requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no provision for uncertainty in income taxes was necessary as of 31 March 2020. We evaluate our uncertain tax positions on a regular basis. Our evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of audit and effective settlement of audit issues.

New, revised or amended Accounting Standards and Interpretations not yet Adopted

In May 2020, the IASB issued Reference to the Conceptual Framework, which made amendments to IFRS 3 Business Combinations. Entities which rely on the Conceptual Framework will need to consider whether their accounting policies are still appropriate under the revised Framework, with effect for annual periods beginning on or after 1 January 2020. The Company does not expect the amendment to have any impact on its standalone financial statements.

The IASB has issued ‘Definition of a Business (Amendments to IFRS 3)’ aimed at resolving the difficulties that arise when an entity determines whether it has acquired a business or a Company of assets. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 January 2020. The Company does not expect the amendment to have any impact on its evaluation of whether activities and assets acquired are a business or a Company of assets.

The IASB issued Definition of Material (Amendments to IAS 1 and IAS 8) in October 2018 to clarify and align the definition of material. The amendments are intended to improve the understanding of the existing requirements rather than to significantly impact an entity’s materiality judgements. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Company does not expect the amendment to have any impact on its evaluation of ‘material’ in relation to its standalone financial statements.

The IASB has issued amendments to IFRS 9, IAS 39 and IFRS 7 that provide certain reliefs in connection with interest rate benchmark reform. The reliefs relate to hedge accounting and have the effect that inter-bank offered rates (“IBOR”) reform should not generally cause hedge accounting to terminate. However, any hedge ineffectiveness should continue to be recorded in the income statement. The amendments must be applied prospectively for annual reporting periods beginning on or after 1 January 2020, with earlier application permitted. The Company does not expect the amendment to have a significant impact on its standalone financial statements.

The IASB has issued ‘Classification of Liabilities as Current or Non-current (Amendments to IAS 1)’ providing a more general approach to the classification of liabilities under IAS 1 based on the contractual agreements in place at the reporting date. The amendments are effective for annual reporting periods beginning on or after 1 January 2022 and are to be applied retrospectively with application permitted. The Company does not expect the amendments to have any significant impact on its presentation of liabilities in its statement of financial position.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in future reporting periods and on foreseeable future transactions.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Changes in significant accounting policies

The Company’s accounting policies, which have changed as a result of the changes to accounting standards noted above, are summarized below:

Revenue

Revenue is recognized based on the transfer of services to a customer for an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is measured at the fair value of consideration received or receivable taking into account the amount of discounts, rebates, outgoing taxes on sales.

To determine whether to recognize revenue, the Company follows a 5-step process:

1.	Identifying the contract with a customer

2.	Identifying the performance obligations

3.	Determining the transaction price

4.	Allocating the transaction price to the performance obligations

5.	Recognizing revenue when/as performance obligation(s) are satisfied

Further information about each source of revenue from contracts with customers and the criteria for recognition follows.

Subscription revenues

Subscription income includes subscription from subscribers. Revenue is recognized upon completion of services based on underlying subscription plan or agreements with the subscribers.

Carriage/Placement/Marketing Incentive revenues

Carriage/Placement/Marketing Incentive fees are recognized upon completion of services based on agreements with the broadcasters.

Advertising revenues

Advertisement income is recognized when relevant advertisements are telecasted.

GST on all income

The Company collects Goods and Service Tax (GST) on behalf of the government and, therefore, it is not an economic benefit flowing to the Company. Hence, it is excluded from revenue.

Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

An asset is classified as current when: it is either expected to be realized or intended to be sold or consumed in normal operating cycle; it is held primarily for the purpose of trading; it is expected to be realized within 12 months after the reporting period; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

The operating cycle is the time between the acquisition of assets for processing and their realization in cash and cash equivalents. The Company has identified twelve months as its operating cycle.

Functional and presentation currency

Items included in the financial statements of the Company are measured using the currency of India (INR) which is the primary economic environment in which the Company operates (‘the functional currency’). The financial statements are presented in United States dollars.

Transactions and balances

Foreign currency transactions are translated into the presentation currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognized in other comprehensive income.

Financial Instruments

Financial Assets

Classification

The Company classifies its financial assets in the following measurement categories:

●	those to be measured subsequently at fair value (either through OCI or through profit or loss), and

●	those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Company reclassifies debt investments when and only when its business model for managing those assets changes.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Company commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Debt instruments

Subsequent measurement of debt instruments depends on the Company business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Company classifies its debt instruments:

Amortized cost:    Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

FVOCI:    Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statement of profit or loss.

FVPL:    Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises.

Equity instruments

The Company subsequently measures all equity investments at fair value. Where the Company management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment.

Dividends from such investments continue to be recognized in profit or loss as other income when the Company right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Impairment

The Company assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables only, the Company measures the expected credit loss associated with its trade receivables based on historical trend, industry practices and the business environment in which the entity operates or any other appropriate basis. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

Financial Liabilities

Initial Recognition and Measurement

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Company financial liabilities include trade and other payables, loans, and borrowings including bank overdrafts and derivative financial instruments.

Subsequent measurement

Financial liabilities at amortized cost:

After initial measurement, such financial liabilities are subsequently measured at amortized cost using the effective interest rate (EIR) method. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the Statement of Profit and Loss.

Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in the Statement of Profit and Loss over the period of the borrowings using the EIR method.

Trade and Other Payables

These amounts represent liabilities for goods and services provided to the Company prior to the end of the period which are unpaid. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

The Company enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Financial Liability

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

Income tax

Income tax expense represents the sum of current and deferred tax (including minimum alternate tax). The income tax expense or benefit for the period is the tax payable on that period’s taxable income based on the applicable income tax rate for each jurisdiction, adjusted by the changes in deferred tax assets and liabilities attributable to temporary differences, unused tax losses and the adjustment recognized for prior periods, where applicable.

Deferred tax assets and liabilities are recognized for temporary differences at the tax rates expected to be applied when the assets are recovered or liabilities are settled, based on those tax rates that are enacted or substantively enacted, except for:

●	When the deferred income tax asset or liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, affects neither the accounting nor taxable profits; or

●	When the taxable temporary difference is associated with interests in subsidiaries, associates or joint ventures, and the timing of the reversal can be controlled, and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets are recognized for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The carrying amount of recognized and unrecognized deferred tax assets are reviewed at each reporting date. Deferred tax assets recognized are reduced to the extent that it is no longer probable that future taxable profits will be available for the carrying amount to be recovered. Previously unrecognized deferred tax assets are recognized to the extent that it is probable that there are future taxable profits available to recover the asset.

Deferred tax assets and liabilities are offset only where there is a legally enforceable right to offset current tax assets against current tax liabilities and deferred tax assets against deferred tax liabilities; and they relate to the same taxable authority on either the same taxable entity or different taxable entities which intend to settle simultaneously.

As of 31 March 2020, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interest and penalties related to significant uncertain income tax positions in other expense. There were no such interest and penalties incurred for the period ended 31 March 2020.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Property and Equipment

Property and Equipment assets are carried at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Statement of Profit and Loss during the reporting period in which they are incurred.

Capital work in progress (CWIP) includes cost of property and equipment under installation / under development, as of balance sheet date. All project related expenditures related to civil works, machinery under erection, construction and erection materials, preoperative expenditure incidental / attributable to the construction of projects, borrowing cost incurred prior to the date of commercial operations and trial run expenditure are shown under CWIP. Property and Equipment are derecognized from the financial statements, either on disposal or when retired from active use. Gains and losses on disposal or retirement of Property and Equipment are determined by comparing proceeds with carrying amount. These are recognized in the Statement of Profit and Loss.

Depreciation methods, estimated useful lives and residual value

Depreciation is calculated to write off the cost of items of property and equipment less their estimated residual values using the written down method over their estimated useful lives and is generally recognized in profit or loss. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term. Land is not depreciated.

The estimated useful lives of property and equipment for current and comparative periods are as follows:

Buildings	40 years
Property and equipment	3 – 12 years
Fixtures and fittings	5 – 10 years

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Intangible Assets

Separately purchased intangible assets are initially measured at cost. Intangible assets acquired in a business combination are recognized at fair value at the acquisition date. Subsequently, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses, if any.

The useful lives of intangible assets are assessed as either finite or indefinite. Finite-life intangible assets are amortized on a written down basis over the period of their expected useful lives. Estimated useful lives by major class of finite-life intangible assets are as follow:

Trademark/Copy rights	5 Years
Computer Software	5 Years

The amortization period and the amortization method for definite life intangible assets is reviewed annually.

For indefinite life intangible assets, the assessment of indefinite life is reviewed annually to determine whether it continues, if not, it is impaired or changed prospectively basis revised estimates.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Goodwill is initially recognized based on the accounting policy for business combinations. These assets are not amortized but are tested for impairment annually.

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as finance cost.

Issued Capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Dividends

Dividend distributions to the Company’s shareholders are recognized as a liability in the financial statements in the period in which the dividends are approved.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (cont.)

Earnings per share

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of Lytus Technologies Limited, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS

Under IFRS 1, the Company is required to make estimates and assumptions in presentation and preparation of the financial statements for the year ended 31 March 2020, 31 March 2019 and 1 April, 2018.

Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

●	Fair Valuation of financial instruments carried at FVTPL and/ or FVOCI.

●	Impairment of financial assets based on the expected credit loss model.

●	Determination of the discounted value for financial instruments carried at amortized cost.

●	The Company applies judgement to determine whether each product or services promised to a customer are capable of being distinct, and are distinct in the context of the contract, if not, the promised product or services are combined and accounted as a single performance obligation. The Company allocates the arrangement consideration to separately identifiable performance obligation deliverables based on their relative stand-alone selling price.

●	Expected credit losses on financial assets: The impairment provisions of financial assets and trade receivables are based on assumptions about risk of default and expected timing of collection. The Company uses judgment in making these assumptions and selecting the inputs to the impairment calculation, based on the Company’s past history of collections, customer’s creditworthiness, existing market conditions as well as forward looking estimates at the end of each reporting period

●	Useful lives of property, plant and equipment: The Company depreciates property, plant and equipment on a written down basis over estimated useful lives of the assets. The charge in respect of periodic depreciation is derived based on an estimate of an asset’s expected useful life and the expected residual value at the end of its life. The life is based on historical experience with similar assets as well as anticipation of future events, which may impact their life, such as changes in technology. The estimated useful life is reviewed at least annually.

●	Useful lives of intangible assets: The Company amortizes intangible assets on a written down basis over estimated useful lives of the assets. The useful life is estimated based on a number of factors including the effects of obsolescence, demand, competition and other economic factors such as the stability of the industry and known technological advances and the level of maintenance expenditures required to obtain the expected future cash flows from the assets. The estimated useful life is reviewed at least annually.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 2 — CRITICAL ACCOUNTING JUDGEMENTS, ASSESSMENTS, AND ASSUMPTIONS (cont.)

●	Estimation of provisions and contingent liabilities: Management judgement is required for estimating the possible outflow of resources, if any, in respect of contingencies, claim, litigations etc against the Company as it is not possible to predict the outcome of pending matters with accuracy.

Uncertainty relating to the global health pandemic — COVID-19

●	In assessing the recoverability of receivables including unbilled receivables, the Company has considered internal and external information up to the date of approval of these special purpose financial statements. The Company has performed analysis on the assumptions used and based on current indicators of future economic conditions, the Company expects to recover the carrying amount of these assets. The impact of the global health pandemic may be different from that estimated as at the date of approval of these special purpose financial statements and the Company will continue to closely monitor any material changes to future economic conditions.

Previous GAAP figures have been reclassified/regrouped to confirm the presentation requirements under IFRS.

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity and profit & loss not given.

NOTE 3 — REVENUE FROM CONTACT WITH CUSTOMERS

Revenue from contract with customers consist of the following for the year 31 March 2020:

	2020 ($US)	2019 ($US)
Subscription income	$1,276,871	$1,043,655
Carriage fees	206,175	233,638
Advertisement income	132,726	67,596
Placement fees	75,771	84,640
Fiber lease charges	69,876	69,490
Others	17,089	97,716
Total revenue from contract with customers	$1,778,508	$1,596,735

Timing of revenue recognition:

	2020 ($US)	2019 ($US)
Product transfer at point of time	$—	$—
Service transferred over time	1,778,508	1,596,735
Total	$1,778,508	$1,596,735

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognises revenue when it transfers control over a good or service to a customer.

NOTE 4 — OTHER OPERATING REVENUE

Other revenue consists of for the year 31 March 2020:

	2020 ($US)	2019 ($US)
Bad debts written off	$—	$1,876
Total other operating income	$—	$1,876

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 5 — EXPENSES

Expenses consist of the following for the year ended 31 March 2020:

	2020 ($US)	2019 ($US)
Legal and professional expenses	$10,606	$24,169
Staffing expense	142,545	101,933
Other operating expenses	1,365,085	1,121,179
Total expenses	$1,518,236	$1,247,282

Other operating expenses consists of the following

	2020 ($US)	2019 ($US)
Subscription charges	$908,394	$650,072
Lease line charges	104,458	64,969
Electricity charges	53,769	56,624
Repairs and maintenance expenses	70,165	62,744
Business support expenses	29,540	57,161
Operating lease rental expenses	21,356	14,777
Regulatory expenses	11,092	5,275
Technical support expenses	6,890	—
Conveyance and travelling expenses	6,562	11,113
Copy right charges	6,826	7,216
Business expenses	4,674	5,669
Security chares	3,321	3,422
Bad debts written off	665

Audit fee	844	429
Sundry credit balance written off	107,537	—
Others	11,756	15,160
Total expenses	$1,365,085	$1,121,179

Subscription charges is paid to the various broadcasters for annual subscription for various channels signal.

Lease line charges is paid to the various telecommunication company for lease line hire charges for the period

Repairs and maintenance expenses consist of software running expenses, petrol and diesel expenses of vehicles, vehicle running and maintenance expenses, battery expenses and maintenance expenses of other equipment.

Business support services expenses for supporting day to day business of the Company

Operating lease rentals is related to office rental for the year. Lease rent is paid annually to property owner. Lease is for the period of 12 months renewed annually.

Regulatory expenses mainly consist of annual regulatory expenses and entertainment tax.

Sundry balance written off is related to old capital trade payable balance not required to be paid.

Others is consisting of cost of materials like remote, spares, battery etc. purchased/consumed during the year.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 5 — EXPENSES (cont.)

Staffing expenses consist of the following for the year ended 31 March 2020:

	2020 ($US)	2019 ($US)
Salaries, wages and bonus to staff	$102,760	$81,688
Directors remuneration	33,760	17,162
Contribution to PF and ESIC funds	6,024	3,083
Total staffing expenses	$142,545	$101,933

Other operating expenses are small expenses related to insurance, job work, postage, courier, printing & stationery and other miscellaneous office related expenses.

NOTE 6 — FINANCE IINCOME AND FINANCE COSTS

Finance income consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)
Interest on bank deposits	$121	$484
Other income	325	17
Total finance income	$446	$501

Finance costs consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)
Interest on bank overdraft	$2,534	$18,905
Other finance costs	788	2,539
Total finance costs	$3,322	$21,444

NOTE 7 — INCOME TAX EXPENSES

Income tax consist of following as of 31 March 2020:

	2020 ($US)	2019 ($US)
Current tax expense	$26,441	$11,455
Deferred tax expense	(4,043)	(18,204)
Income tax expense	$22,399	$(6,749)

Standalone statement of comprehensive income

	2020 ($US)	2019 ($US)
Deferred tax related to item charged directly to equity:
Net gain on translations	$31,325	$23,841

Deferred tax related to the translations in to foreign currency from INR to USD have been calculated at the rate of the jurisdiction in which the Company situated i.e. in India (at the rate 22.88% in 2020, at the rate 26% in 2019)

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 7 — INCOME TAX EXPENSES (cont.)

Accounting for Income Taxes

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the period adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Current and deferred tax is recognized in the income statement unless the item to which the tax relates was recognized outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognized in other comprehensive income or equity respectively.

A reconciliation between tax expense and the product of accounting profit multiplied by Indian domestic tax rate for the year 31 March 2020 is as follows:

	2020 ($US)	2019 ($US)
Accounting loss before tax	$(40,291)	$(26,971)
At Indian statutory income tax rate of 2020 22.88%, 2019 – 26%	(9,219)	(7013)
Net difference in depreciations and amortization as per accounts and tax	10,269	17,868
Non-deductible expenses for tax purpose – capital expenditure w/off	25,390	599
At effective income tax rate of 2020 22.88%, 2019 – 26%	26,441	11,445
Income tax reported on standalone profit and loss	$26,441	$11,445

Reflected in the financial statement of financial position as of 31 March 2020 is as follows:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Opening balance	$33,937	$36,272	$36,272
Current income tax charge	26,441	11,455	—
MAT Credit Utilised	(7,435)	(11,455)	—
Opening balance adjusted with taxes paid	(33,937)
Foreign exchange conversion difference	918	2,334	—
Closing balance	$18,089	$33,937	$36,272

Deferred tax

Deferred tax relates to the following temporary differences:

	2020 ($US)		2019 ($US)		1 April 2018 ($US)
	In profit & loss	OCI	In profit & loss	OCI	In profit & loss	OCI
Deferred tax assets
Opening Balance	$53,037	$(31,325)	$37,127	$—	$37,127	$—
Accelerated depreciation for tax purpose	4,043	—	18,204	—	—	—
Change in rates of taxation	(6,364)
On translations in to foreign currency		(23,841)	—	(31,325)
Foreign exchange conversion difference	2,071	—	(2,294)	—	—	—
Total deferred tax assets/(liabilities)	$52,787	$(55,166)	$53,037	$(31,325)	$37,127	$—

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 7 — INCOME TAX EXPENSES (cont.)

Reflected in the financial statement of financial position as of 31 March 2020 is as follows:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Deferred tax assets	$52,787	$53,037	$37,127
Deferred tax liabilities	(55,166)	(31,325)	—
Net deferred tax (liabilities)/assets	$(2,379)	$21,712	$37,127

NOTE 8 — TRADE RECEIVABLES

Trade receivables consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Receivable from others	$390,151	$358,472	$328,794
Total	$390,151	$358,472	$328,794

NOTE 9 — OTHER CURRENT ASSETS

Other current assets consist of the following as of 31 March 2020 and 31 March 2019:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Balances with government authorities	$18,977	$43,261	$127,578
Advance to suppliers	60,007	199,921	239,974
TDS Receivables	22,386	77,727	49,820
Income tax refund receivables	38,122	—	—
MAT Credit Receivables	—	7,435	20,254
Total	$139,491	$328,345	$437,626

NOTE 10 — PROPERTY, PLANT & EQUIPMENT

Description	Plant and equipment	Furniture and fittings	Vehicles	Office equipments	Computer equipments	Total
Gross carrying value
As at April 1, 2018	1,832,981	709	1,302	3,098	3,072	1,841,163
Additions	71,510	—	—	2,606	208	74,324
Disposals						—
As at March 31, 2019	1,904,491	709	1,302	5,705	3,281	1,915,487
Additions	83,872	—	—	4,288	—	88,160
As at March 31, 2020	1,988,363	709	1,302	9,993	3,281	2,003,647

Accumulated depreciation and impairment loss
As at April 1, 2018	—	—	—	—	—	—
Charge for the year	353,495	171	219	1,360	1,867	357,113
As at March 31, 2019	353,495	171	219	1,360	1,867	357,113
Charge for the year	293,107	125	177	3,394	715	297,517
As at March 31, 2020	646,602	296	396	4,754	2,582	654,629

Net block as at April 1, 2018	1,832,981	709	1,302	3,098	3,072	1,841,163
Net block as at March 31, 2019	1,550,996	538	1,082	4,344	1,413	1,558,375
As at March 31, 2020	1,341,761	414	906	5,239	699	1,349,018

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 10 — PROPERTY, PLANT & EQUIPMENT (cont.)

Gross carrying value as at 1 April 2018 is a net figure consist of gross carrying value and accumulated depreciation carried forward from previous GAP ie Indian GAP, which is a local GAP, represent IAS 16 cost.

NOTE 11 — INTANGIBLE ASSETS

Description	Softwares	Total
Gross carrying value
As at April 1, 2018	885	885
Additions	—	—
Disposals	—	—
As at March 31, 2018	885	885
Additions	—	—
Acquisation through business combination	—	—
Disposals	—	—
As at March 31, 2020	885	885

Accumulated amortisation
As at April 1, 2018	—	—
Charge for the year	245	245
Disposals	—	—
As at March 31, 2018	245	245
Charge for the year	169	169
Acquisation through business combination	—	—
Disposals	—	—
As at March 31, 2020	414	414

Net block as at April 1, 2018	885	885
Net block as at March 31, 2019	640	640
As at March 31, 2020	471	471

Gross carrying value as at 1 April 2018 is a net figure consist of gross carrying value and accumulated depreciation carried forward from previous GAP ie Indian GAP, which is a local GAP, represent IAS 38 cost.

The above intangible assets are other than internally generated

NOTE 12 — BORROWINGS

Borrowings consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Loan from directors	$1,575,826	$1,713,472	$1,809,129
Bank Overdraft Facility	—	104,072	262,323
Total borrowings	$1,575,826	$1,817,544	$2,071,452

Loan from directors is interest free and is repayable on demand.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 13 — TRADE PAYABLES

Trade payables consist of the following as of 31 March 2020

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Trade payables	$205,619	$283,597	$452,387
Employee related payables	9,638	13,771	7,140
Total borrowings	$215,257	$297,368	$459,527

NOTE 14 — OTHER FINANCIAL LIABILITIES

Other financial liabilities consist of the following as of 31 March 2020

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Audit fee payables	$1,195	$431	$1,614
Total other financial liabilities	$1,195	$431	$1,614

NOTE 15 — OTHER CURRENT LIABILITIES

Other current liabilities consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Statutory liabilities	$33,855	$56,345	$27,653
Advances from customers	1,132	360	19,002
Total other current liabilities	$34,987	$56,705	$46,654

NOTE 16 — COMMITMENTS AND CONTINGENCIES

Commitments and contingencies consist of the following as of 31 March 2020

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Agreement for investment in Preference shares of DDC CATV Network Pvt. Ltd	$1,194,822	—	—

The Company has entered into the Share Subscription Agreement with Lytus BVI under the terms of which it has an option to acquire an additional 49% of the DDC CATV through an issue of 900,000 fully convertible preference shares at INR 100 per share, aggregating to an amount of US$ 1,194,822. The above option is subject to obtaining a necessary regulatory approvals. Refer to Note 23 for further discussion on the business combination.

NOTE 17 — EQUITY

Common Stock:

The total number of shares of common stock issued as of 31 March 2020:

	2020	2019	1 April 2018 ($US)
Common stock – par value $ 0.10 each	10,000	10,000	10,000

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 17 — EQUITY (cont.)

Movements in Common Stock:

	Shares	Amount ($US)
Balance as on 1 April 2018	10,000	$1,537
Shares issued during the year	—	—
Balance as on 31 March 2019	10,000	$1,537
Shares issued during the year	—	—
Balance as on 31 March 2020	10,000	$1,537

Common Stock

Common stock entitles the holder to participate in dividends and the proceeds on the winding up of the Company in proportion to the number of and amounts paid on the shares held. As of 31 March 2020, the Company had an authorized share capital of 10,000 shares of INR 10 par value per share.

NOTE 18 — OTHER EQUITY

Other Equity consists of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)	1 April 2018 ($US)
Net income available to common shareholders	(92,723)	(30,033)	(9,810)
Foreign currency translation reserves, net of tax	169,514	89,157	—
	$76,792	59,124	(9,810)

Capital risk management

The Company’s capital management objectives are to ensure the Company’s ability to continue as a going concern as well as to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Company monitors capital based on the carrying amount of equity plus its subordinated loan, less cash and cash equivalents as presented on the face of the statement of financial position recognized in other comprehensive income.

The Company manages its capital structure and adjusts it in the light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares. The amounts managed as capital by the Company are summarized as follows:

Particulars	2020		2019	1 April 2018
Non-Current Borrowings	—		—	—
Current Borrowings	15,75,826		18,17,543	2,071,452
Cash and cash equivalents	40,579		23,924	26,119
Net debt	15,35,247		17,93,619	2,045,333
Total equity	78,328		60,660	(8,273)
Net debt to equity ratio	1960	%	2956%	(24721)%

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 19 — EARNINGS PER SHARE

Earnings per share consist of the following as of 31 March 2020:

	2020 ($US)	2019 ($US)
Net income available to common shareholders	$(62,690)	(20,223)
Weighted average number of common shares	10,000	(10,000)
Par value (INR 10 per share)	0.13	0.13
Income per common share:
Basic income per common share	$(6.27)	(2.02)
Diluted income per common share	$(6.27)	(2.02)

NOTE 20 — FINANCIAL RISK MANAGEMENT

Risk management framework

The Company’s activities expose it to market risk, liquidity risk and credit risk. The management has the overall responsibility for the establishment and oversight of the Company’s risk management framework. This note explains the sources of risk which the Company is exposed to and how the Company manages the risk and the related impact in the financial statements.

Credit risk

Credit risk is the risk that a counterparty fails to discharge its obligation to the Company. The Company’s exposure to credit risk is influenced mainly by cash and cash equivalents, trade receivables and financial assets.

Credit risk management

The Company assesses and manages credit risk based on internal credit rating system. Internal credit rating is performed for each class of financial instruments with different characteristics. The Company assigns the following credit ratings to each class of financial assets based on the assumptions, inputs, and factors specific to the class of financial assets.

The Company provides for expected credit loss based on the following:

Credit rating	Basis of categorization	Provision for expected credit loss
Low credit risk	Cash and cash equivalents, trade receivables, and other financial assets	12 month expected credit loss
Moderate credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or 12 month expected credit loss
High credit risk	Trade receivables and other financial assets	Lifetime expected credit loss, or fully provided for

With respect of trade receivables, the Company recognizes a provision for lifetime expected credit losses.

Based on business environment in which the Company operates, a default on a financial asset is considered when the counterparty fails to make payments within the agreed time period as per the contract. Loss rates reflecting defaults are based on actual credit loss experience and consideration of differences between current and historical economic conditions.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 20 — FINANCIAL RISK MANAGEMENT (cont.)

Assets are written off when there is no reasonable expectation of recovery, such as a debtor declaring bankruptcy, or a litigation decision against the Company. The Company continues to engage with parties whose balances are written off and attempts to enforce repayment. Recoveries made are recognized in the consolidated statement of profit and loss and other comprehensive income.

Credit rating	Basis of categorization	As of 31 March 2020	As of 31 March 2019
Low credit risk	Cash and cash equivalents	$40,579	23,924
Low credit risk	Other financial assets	$189,179	379,625
Moderate credit risk	Trade receivables	$390,151	358,471
Moderate credit risk	Other receivables	$—	—

Cash & cash equivalents and bank deposits

Credit risk related to cash and cash equivalents and bank deposits is managed by only accepting highly rated banks and diversifying bank deposits and accounts in different banks across the country.

Trade receivables

Credit risk related to trade receivables are mitigated by taking bank guarantees or letters of credit, from customers where credit risk is high. The Company closely monitors the creditworthiness of the debtors through internal systems that are configured to define credit limits of customers, thereby, limiting the credit risk to pre-calculated amounts. The Company assesses increases in credit risk on an ongoing basis for amounts receivable that become past due and default is considered to have occurred when amounts receivable become two year past due.

Other financial assets measured at amortized cost

Other financial assets measured at amortized cost includes loans and advances to related parties and employees, security deposits and others. Credit risk related to these other financial assets is managed by monitoring the recoverability of such amounts continuously.

Expected credit losses for financial assets other than trade receivables

The Company provides for expected credit losses on loans and advances other than trade receivables by assessing individual financial instruments for expectation of any credit losses. Since the Company deals with only high-rated banks and financial institutions, credit risk in respect of cash and cash equivalents, other bank balances and bank deposits is evaluated as very low. With respect to loans, comprising of security deposits, credit risk is considered low because the Company is in possession of the underlying asset. However, with respect to related parties, credit risk is evaluated based on credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. With respect to other financial assets, credit risk is evaluated based on the Company’s knowledge of the credit worthiness of those parties and loss allowance is measured as lifetime expected credit losses. The Company does not have any expected loss-based impairment recognized on such assets considering their low credit risk nature, though incurred loss provisions are disclosed under each sub-category of such financial assets.

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2020
Cash and cash equivalents	$40,579	0.00%	—	$40,579
Other financial assets	$189,179	0.00%	—	$189,179

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 20 — FINANCIAL RISK MANAGEMENT (cont.)

Asset class	Estimated gross carrying amount at default	Expected probability of default	Expected credit losses	As of March 31, 2019
Cash and cash equivalents	$23,924	0.00%	—	$23,924
Other financial assets	$379,625	0.00%	—	$379,625

Expected credit loss for trade receivables under simplified approach

The Company recognizes lifetime expected credit losses on trade receivables using a simplified approach, wherein the Company has defined percentage of provision by analyzing historical trend of default relevant to each category of customer based on the criteria defined above and such provision percentage determined have been considered to recognize lifetime expected credit losses on trade receivables (other than those where default criteria are met).

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due. The Company manages its liquidity needs by carefully monitoring scheduled debt servicing payments for long-term financial liabilities as well as cash-outflows due in day-to-day business. Long-term liquidity needs for a 180-day and a 360-day lookout period are identified monthly.

Management monitors rolling forecasts of the liquidity position and cash and cash equivalents based on expected cash flows. The Company considers the liquidity of the market in which the entity operates.

Contractual Maturities of financial liabilities

The tables below analyze the Company’s financial liabilities based on their contractual maturities. The amounts disclosed in the table are the contractual undiscounted cash flows.

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of 31 March 2020
Borrowings	$1,575,826	—	—	—	$15,75,826
Trade payables	215,257	—	—	—	2,15,257
Other financial liabilities	36,182	—	—	—	36,182
Total	$1,827,265	$—	$—	$—	$1,827,265

Liability class	Less than 1 year	1 – 2 years	2 – 3 years	More than 3 years	Total as of 31 March 2019
Borrowings	$1,713,471	—	—	—	$1,713,471
Trade payables	297,368	—	—	—	297,368
Other financial liabilities	57,136	—	—	—	57,136
Total	$2,067,975	$—	$—	$—	$2,067,975

Interest rate risk

The Company’s policy is to minimize interest rate cash flow risk exposures on long-term financing. At 31 March 2020, the Company is exposed to changes in market interest rates through bank borrowings at variable interest rates. Other borrowings are at fixed interest rates. As such Company does not has any borrowings from outsiders except overdraft facility which is short term in the nature and repayable on demand, the interest rates on borrowings is around 8.5%. The other borrowings are from Directors who are also and shareholders. The borrowings from them is short term in the nature interest free and repayable on demand.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 21 — FAIR VALUE MEASUREMENTS

Financial assets and liabilities

Financial assets	Fair value through profit (loss)	Fair value through other comprehensive income	Amortized Cost
Investments	$—	—	$—
Trade receivable	3,90,150.75	—	—
Other financial assets	1,89,179.31	—	—
Total	$5,79,330.06	—	$—

Financial liabilities	Fair value through profit (loss)	Fair value through other comprehensive income	Total as of 31 March 2020
Borrowings	$—	—	$15,75,826.11
Trade payables	2,15,257.46	—	—
Other financial liabilities	1,194.82	—	—
Total	$2,16,452	—	$15,75,826.11

As at March 31, 2019	Fair value through profit	Fair value through other comprehensive income	Total as of 31 March 2019
Financial Assets
(i) Investments	—	—	—
(ii) Trade receivables	3,58,471.57	—	—
(iii) Others financial assets	3,79,625.78	—	—
Total	7,38,097.35	—	—

Financial Liabilities
(i) Borrowings	—	—	18,17,543.51
(ii) Trade payables	2,97,368.27	—	—
(iii) Other financial liabilities	431.34	—	—
Total	2,97,799.61	—	18,17,543.51

Fair value hierarchy

Financial assets and financial liabilities measured at fair value on the balance sheet are categorized into the three levels of fair value hierarchy. The three levels are defined based on the observability of significant inputs to the measurement, as follows:

The different levels of fair value have been defined below:

Level 1:    Quoted prices for identical instruments in an active market;

Level 2:    Directly (i.e. as prices) or indirectly (i.e. derived from prices) observable market inputs, other than Level 1 inputs; and

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 21 — FAIR VALUE MEASUREMENTS (cont.)

Level 3:    Inputs which are not based on observable market data (unobservable inputs). Fair values are determined in whole or in part using a net asset value or valuation model based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data.

Fair value of instruments measured at amortized cost

Financial liabilities	Carrying value as of 31 March 2020	Fair value as of 31 March 2020	Carrying value as of 31 March 2019	Fair value as of 31 March 2019
Borrowings	$1,587,215	$1,587,215	$1,817,543	$1,817,543

Management assessed that fair value of cash and cash equivalents, trade receivables, security deposits, loan to related parties, other financial assets, short term borrowings, trade payables and other current financial liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments. The fair value of the financial assets and liabilities is included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods and assumptions were used to estimate the fair values:

Long-term fixed-rate receivables are evaluated by the Company based on parameters such as interest rates, individual creditworthiness of the customer and other market risk factors. Based on this evaluation, allowances are considered for the expected credit losses of these receivables.

The fair values of the Company’s fixed interest-bearing borrowings are determined by applying discounted cash flows (‘DCF’) method, using discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period.

All the other long-term borrowing facilities availed by the Company are variable rate facilities which are subject to changes in underlying Interest rate indices. Further, the credit spread on these facilities are subject to change with changes in Company’s creditworthiness. The management believes that the current rate of interest on these loans are in close approximation from market rates applicable to the Company. Therefore, the management estimates that the fair value of these borrowings are approximate to their respective carrying values.

NOTE 22 — RELATED PARTY TRANSACTIONS

Names of related parties and related party relationships

Lytus Technologies Holding Private Limited (Holding/Parent Company w.e.f 31 March 2020)

Key Management Personnel (KMP):

Ravi Gupta — Director

Nirlep Kumar — Director

Relatives of KMP:

Rekha Gupta — Director’s Sister

Swaran lata Gupta — Director’s Mother

Enterprise over which KMP has significant influences

M/s MM Cable Network	– Partners: Ravi Gupta& Nirlep Kumar
M/s Explore Cable Network	– Nirlep Kumar Partner
M/s Sunrise Communications	– Prop. Swaran lata Gupta
M/s Alliance Cable Network	– Nirlep Kumar Partner
M/s New City Line Cable Network	– Partners: Ravi Gupta& Nirlep Kumar
M/s New Delhi Video Cable	– Nirlep Kumar Partner
M/s SMC Infrastructure Pvt Ltd	– Nirlep Kumar Director

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 22 — RELATED PARTY TRANSACTIONS (cont.)

Transactions with Subsidiaries and Key Management Personnel: In ($US)

	KMP			Relatives of KMP			Significant influenc Entity — KMP
Particulars	March 31, 2020	March 31, 2019	1-Apr-18	March 31, 2020	March 31, 2019	1-Apr-18	March 31, 2020	March 31, 2019	1-Apr-18
Transactions made during the year
Remuneration	33,760.66	17,162.43	—	9,565.52
Loan Taken	180,521.08	1,704,421.99
Loan Repayment	(187,039.77)	(1,800,079.17)
Business Support Service							29,540.58
Rent paid/ provided	7,596.15	7,723.09	—				2,532.05
Sale/ Outward Supply of Goods or Services or Capital Goods							116,040.45
Year end balances
Outstanding loan payable	1,575,826.11	1,713,471.36	1,809,128.54

NOTE 23 — AGREEMENT WITH THE LYTUS TECHNOLOGIES PRIVATE LIMITED

The Compnay (the Seller) has entered in to share sales agreement with the Lytus Holding Technologies Private Limited, the company incorporated in British Virgin Lsland (Buyer) for sale of 51% of the equity shares against Sale Share Consideration of Rs. 1,99, 92,000/- i.e. consideration value of Rs. 3920/- per share.

NOTE 24 — LEASE

The Company does not have any lease transactions as a lessor or lessee and accordingly the lease accounting and disclosures related to IFRS 16 is not applicable.

NOTE 25 — EMPLOYEE BENEFITS

Disclosure pursuant to - IAS 19 ‘Employee Benefits’ - Since there are no employee benefits is required to be payable the applicable accounting and disclosures is not applicable.

NOTE 26 — TRANSITION TO IFRS

Basis for Preparation

For all period up to and including the year ended March 31, 2020, the Company has prepared its financial statements in accordance with generally accepted accounting principles in India (Indian GAAP). These financial statements for the year ended March 31, 2020 are the Company’s first annual IFRS Financial Statements and have been prepared in accordance with International Financial Reporting Standard (IFRS)

The Company has prepared the opening financial position as per IFRS as at April 1, 2018 (the transition date) by recognizing all assets and liabilities whose recognition is required by IFRS, not recognizing items of assets or liabilities which are not permitted by IFRS, by reclassifying certain items from previous GAAP to IFRS as required under the IFRS, and applying IFRS in the measurement of recognized assets and liabilities. The accounting policies that the Company has used in its opening financial position may have differed from those that it used for its previous GAAP. The resulting adjustments arising from events and transactions occurring before the date of transition to IFRS has been recognized directly in retained earnings at the date of transition.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 26 — TRANSITION TO IFRS (cont.)

The accounting policies set out in note 2 have been applied in preparing the financial statements for the year ended 31 March 2020, the comparative information presented in these financial statements for the year ended 31 March 2019 and in the preparation of an opening IFRS financial position at 1 April 2018 (the date of transition). This note explains the principal adjustments made by the Company in restating its financial statements prepared in accordance with previous GAAP, and how the transition from previous GAAP to IFRS has affected the Company’s financial position, financial performance and cash flows.

Exceptions and Exemptions Applied

IFRS 1 “First-time adoption of International Financial Reporting Standards” (hereinafter referred to as IFRS 1) allows first time adopters certain exemptions from the retrospective application of certain IFRS, effective for April 1, 2018 opening financial position. In preparing these financial statements, the Company has applied the below mentioned optional exemptions and mandatory exceptions.

Determining whether an arrangement contains a Lease

An optional exemption that permits an entity to determining whether an arrangement existing at the date of transition contains a lease by considering the facts and circumstances existing at the date of transition (rather than at the inception of the arrangement). The Company has applied the above transition provision and has assessed all the arrangements at the date of transition.

Estimates

As per IFRS 1, an entity’s estimates in accordance with IFRS at the date of transition to IFRS at the end of the comparative period presented in the entity’s first IFRS financial statements, as the case may be, should be consistent with estimates made for the same date in accordance with the previous GAAP unless there is objective evidence that those estimates were in error. However, the estimates should be adjusted to reflect any differences in accounting policies.

As per the standard, where application of IFRS requires an entity to make certain estimates that were not required under previous GAAP, those estimates should be made to reflect conditions that existed at the date of transition or at the end of the comparative period.

The Company’s estimates under IFRS are consistent with the above requirement. Key estimates considered in preparation of the financial statement that were not required under the previous GAAP are listed below:

Fair Valuation of financial instruments carried at FVTPL and/ or FVOCI.

Impairment of financial assets based on the expected credit loss model.

Determination of the discounted value for financial instruments carried at amortized cost.

De-recognition of Financial Assets and Liabilities

As per IFRS 1, an entity should apply the derecognition requirements in IFRS 9, “Financial Instruments”, prospectively for transactions occurring on or after the date of transition to IFRS. However, IFRS 9 gives an option to the entity to apply the derecognition requirements from a date of its choice if the information required to apply IFRS 9 to financial assets and financial liabilities derecognized as a result of past transactions was obtained at the initially accounting for those transactions. The company has elected to apply the de-recognition provisions of IFRS 9 prospectively from the date of transition to IFRS.

DDC CATV NETWORK PRIVATE LIMITED

NOTES TO STANDALONE FINANCIAL statementS

As of 31 March 2020

NOTE 26 — TRANSITION TO IFRS (cont.)

Classification and measurement of Financial Assets

IFRS 1 requires an entity to assess classification of financial assets on the basis of facts and circumstances existing as on the date of transition. Further, the standard permits measurement of financial assets accounted at amortized cost based on facts and circumstances existing at the date of transition if retrospective application is impracticable. Accordingly, the Company has determined the classification of financial assets based on facts and circumstances that exist on the date of transition. Measurement of the financial assets accounted at amortized cost has been done retrospectively.

Business combinations

IFRS 1 provides the option to apply IFRS 3 prospectively from the transition date or from a specific date prior to the transition date. This provides relief from full retrospective application that would require restatement of all business combinations prior to the transition date. The Company elected to apply IFRS 3 prospectively to business combinations occurring after its transition date. Business combinations occurring prior to the transition date have not been restated. The Company has applied same exemption for investment in associates and joint ventures.

Fair value measurement of financial assets or financial liabilities

First-time adopters may apply IFRS 9 to day one gain or loss provisions prospectively to transactions occurring on or after the date of transition to IFRS. Therefore, unless a first-time adopter elects to apply IFRS 9 retrospectively to day one gain or loss transactions, transactions that occurred prior to the date of transition to IFRS do not need to be retrospectively restated.

Impact of Transition to IFRS

As such there are no material differences or impact due to transition from Indian GAAP to IFRS and hence restated summaries of equity, profit & loss and cash flow is not given.

NOTE 27 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the process of filing its Form F-1 Registration Statement, the Company identified misstatements in the historical consolidated statement of cash flows related to purchase of shares of subsidiary — Lytus India. The Company previously did not disclose the cash payment used in investing activity. The Company has also corrected disclosures relating to property and equipment (see Note 9) and intangible assets and goodwill (see Note 10). There was no changes to the balance sheet, profit and loss and equity.

NOTE 28 — SUBSEQUENT EVENTS

Management has evaluated subsequent events to determine if events or transactions occurring through 8 July 2020, the date the financial statement was available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.